Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-200456, 333-235685 and 333-261723) and Form S-3 (No. 333-237663) of Triumph Bancorp, Inc. of our report dated February 14, 2022, relating to the consolidated financial statements and effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K.

/s/ Crowe LLP

Dallas, Texas
February 14, 2022